Exhibit 5.1

[Arnold & Porter LLP Letterhead]

May 23, 2007

Board of Directors

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Bank of Hawaii Corporation, a Delaware corporation (the “Company”) in the preparation of a Registration Statement on Form S-8 (“Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to 1,000,000 shares of the Company’s common stock, $0.01 par value per share that may be issued or sold under the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan (the “Plan”).

In connection with rendering the opinions set forth in this letter, we have examined such corporate records, certificates and other documents, and made such investigation of matters of fact and law, as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.      We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.      The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C.      We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D.      We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E.       We have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the general corporation law of the State of Delaware and the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended.

F.       We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States.  As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.  We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

G.      With respect to any Common Stock held as treasury shares that may be offered, our opinion is also subject to the assumption that such shares had been validly issued before they were acquired by the Company and became treasury shares, and we have assumed that certificates evidencing the Common Stock have been duly countersigned by the applicable registrar and transfer agent.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above and that there are sufficient authorized but unissued or treasury shares of Common Stock available at the time of issuance or sale, we are of the opinion that the 1,000,000 additional shares of Common Stock subject to the Plan have been duly authorized by the Company and that when issued or sold upon the exercise of options or stock appreciation rights in accordance with their terms and the terms of the Plan or upon the award of restricted stock, performance shares or stock-based awards in accordance with their terms and the terms of the Plan and for legal consideration of not less than $.01 per share, will be validly issued, and upon receipt of full consideration therefor, will be fully paid and nonassessable.

This letter is given for  the sole benefit and use of the Company and does not address any matters other than those expressly addressed herein.  No one else is entitled to rely hereupon.  This letter speaks only as of the date hereof.  We undertake no responsibility to update or supplement it after such date.

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We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement.  By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP